Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

AMENDMENTS TO ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

TO INCREASE AVAILABILITY TO $700 MILLION

FRANKLIN, Tenn. (March 31, 2014) — Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (“CHS”), and certain of CHS’ subsidiaries have entered into amendments to its accounts receivable securitization program (the “Receivables Facility”) with a group of conduit lenders and liquidity banks (the “Lenders”) that increase the size of the Receivables Facility from $500 million to $700 million. Crédit Agricole Corporate and Investment Bank will continue to serve as managing agent and the administrative agent and The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd. will also continue to serve as managing agents. During the term of the Receivables Facility, these subsidiaries of CHS, including additional subsidiaries that were not previously a party to the Receivables Facility, sell certain of their existing and future accounts receivable (the “Receivables”) to CHS, which then sells or contributes the Receivables to CHS Receivables Funding, LLC, a bankruptcy-remote, special-purpose limited liability company. CHS Receivables Funding, LLC in turn grants security interests in the Receivables to Crédit Agricole Corporate and Investment Bank in exchange for borrowings from the Lenders of up to $700 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. Unless earlier terminated or subsequently extended pursuant to its terms, the Receivables Facility will expire on March 21, 2016, subject to customary termination events that could cause an early termination date.

The amendment to the Receivables Facility will be more fully described in, and the principal agreements amending the program will be filed as exhibits to, a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Through its subsidiaries, the Company currently owns, leases or operates 206 affiliated hospitals in 29 states with an aggregate of approximately 31,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this press release regarding our financing arrangements, their impact on the Company, and other events may include forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash President of Financial Services and Chief Financial Officer (615) 465-7000

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